Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SLS BREEZE HOLDINGS, INC.,

SLS BREEZE INTERMEDIATE HOLDINGS, INC.,

SLS BREEZE MERGER SUB, INC.,

AND

BLACKLINE SYSTEMS, INC.

Dated as of August 9, 2013

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(continued)

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(continued)

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(continued)

		Page

Article XI	MISCELLANEOUS	52

11.1	Further Assurances	52

11.2	Notices	52

11.3	Entire Agreement	53

11.4	Enforcement	54

11.5	Transaction Expenses	54

11.6	No Right of Set-Off	54

11.7	Amendments	54

11.8	Assignments; No Third Party Rights	55

11.9	Waiver	54

11.10	Severability	55

11.11	Governing Law; Jurisdiction; Venue	55

11.12	Time of Essence	56

11.13	Construction	56

11.14	Incorporation by Reference	56

11.15	Headings	56

11.16	Counterparts	56

11.17	Company Shareholders’ Representative	56

11.18	Conflicts of Interest; Waiver; Assignment	57

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 9, 2013, by and among SLS Breeze Holdings, Inc., a Delaware corporation (“Parent”); SLS Breeze Intermediate Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Intermediate Corp”), SLS Breeze Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Intermediate Corp (“Merger Sub”), and BlackLine Systems, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, each of the respective boards of directors of Parent, Intermediate Corp, Merger Sub and the Company have declared advisable and approved this Agreement and the merger of Merger Sub with and into the Company on the terms and conditions contained herein (the “Merger”) and in accordance with the California General Corporation Law, Sections 100 et seq. (the “CGCL”);

WHEREAS, the holders of a majority of the issued and outstanding shares of Common Stock (as defined herein), have approved this Agreement and the Merger by written consent in accordance with the CGCL (the “Company Shareholder Approval”);

WHEREAS, in connection with the transactions contemplated hereby, prior to the Effective Time, Therese Tucker, Mario Spanicciati, and any other Rollover Stockholders will contribute certain shares of Common Stock to Parent pursuant to the Contribution and Exchange Agreement (the “Contribution”); and

WHEREAS, in connection with the transactions contemplated hereby, Therese Tucker, Mario Spanicciati, Dominick DiPaolo, Jeff Adler, Greg Burns, Justin Byers, James Baez-Silva, Charlie Reyerson Gaulke and David Adler have each entered into certain restrictive covenant agreements, each dated as of the date hereof and effective as of the Closing Date, with Parent.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Aggregate Closing Consideration” means an amount in cash equal to the Total Purchase Price, plus the Executive Note Amount, minus the Closing Adjustment, minus the Closing Date Disbursements.

“Aggregate Merger Consideration” means an amount in cash equal to the Common Stock Merger Consideration, plus the Option Merger Consideration.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Agreement of Merger” has the meaning ascribed to it in Section 2.3.

“Alternative Transaction” means a transaction, or series of related transactions, other than the transactions contemplated hereby involving (i) the acquisition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, (ii) the acquisition of beneficial ownership of a material portion of the outstanding equity securities of the Company, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning a material portion of any class of outstanding equity securities of the Company, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction.

“Auction” means the process undertaken by the Company involving the potential disposition to one or more competing bidders of all or a portion of the equity interests in the Company and/or the potential investment by one or more potential investors in securities of the Company.

“Balance Sheet Date” has the meaning ascribed to it in Section 4.6.

“Business” means the business conducted by the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California, generally are authorized or required by Law to close.

“Bylaws” has the meaning ascribed to it in Section 2.6.

“Certificates” has the meaning ascribed to it in Section 3.4(b).

“CGCL” has the meaning ascribed to it in the Recitals hereto.

“Charter” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Adjustment” has the meaning ascribed to it in Section 3.6.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Closing Bonuses” means an aggregate of up to Two Million Eight Hundred Thousand Dollars ($2,800,000) (including the impact of Three Hundred Thousand Dollars ($300,000) of Taxes) of cash bonuses or other retention measures payable or deliverable by the Company to its employees at or prior to the Closing, or during the sixty (60) day period thereafter.

“Closing Date Disbursements” means the sum of (i) the Company Transaction Expenses paid by Intermediate Corp pursuant to Section 2.4, (ii) the Escrow Amount, and (iii) the Note Payment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock, no par value per share, of the Company.

“Common Stock Closing Consideration” means an amount in cash equal to (i) the Aggregate Closing Consideration, plus the aggregate amount of the per share exercise price of all Options issued and outstanding as of immediately prior to the Effective Time, all divided by (ii) the aggregate number of shares of Common Stock issued and outstanding, or issuable subject to Options, as of immediately prior to the Effective Time, in each case, excluding the shares of Common Stock subject to the Contribution, as set forth in the certificate contemplated by Section 6.13.

“Common Stock Escrow Amount” means an amount in cash equal to (i) the Returned Escrow Amounts, if any, divided by (ii) the aggregate number of shares of Common Stock issued and outstanding, or issuable subject to Options, as of immediately prior to the Effective Time, as set forth in the certificate contemplated by Section 6.13.

“Common Stock Merger Consideration” has the meaning ascribed to it in Section 3.1(b).

“Company” has the meaning ascribed to it in the Preamble hereto.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company to Parent as of the date hereof.

“Company Financial Statements” has the meaning ascribed to it in Section 4.6.

“Company Fund” has the meaning ascribed to it in Section 3.4(a).

“Company Indebtedness” means, without duplication, all Indebtedness of the Company and its Subsidiaries as of the Closing.

“Company Shareholder Approval” has the meaning ascribed to it in the Recitals.

“Company Shareholders” means the holders of Common Stock as of immediately prior to the Effective Time.

“Company Shareholders’ Representative” has the meaning ascribed to it in Section 11.17.

“Company Stock Plan” means the Company’s 2005 Stock Option Plan, as amended and restated.

“Company Transaction Expenses” means the fees and expenses of Munger, Tolles & Olson LLP and Evercore Capital Partners incurred in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll Taxes payable with respect to the Option Merger Consideration), and all other costs, fees and expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby and the Auction and any alternative transaction considered or pursued in connection therewith, in each case to the extent unpaid as of the Closing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 22, 2013, by and between BlackLine Systems, Inc. and Silver Lake Management Company Sumeru, L.L.C.

“Consent” means the consent or approval of a third-party Person, except, for the avoidance of doubt, for Governmental Approvals.

“Continuing Employee” has the meaning ascribed to it in Section 6.5(a).

“Contract” means any written agreement, contract, instrument or legally binding commitment.

“Contribution” has the meaning ascribed to it in the Recitals.

“Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, dated as of the date hereof, by and among Parent, Silver Lake Sumeru Fund, L.P., Iconiq Strategic Partners, L.P., and the Rollover Stockholders.

“Credit Facility” means that certain Loan and Security Agreement, dated April 19, 2011, by and the Company and Silicon Valley Bank, as amended.

“Damages” has the meaning ascribed to it in Section 10.2(d).

“Dissenters Costs” means the amount, if any, by which (a) the amount paid to holders of Dissenting Shares that have perfected (and not waived, withdrawn or otherwise lost) their rights pursuant to Chapter 13 of the CGCL exceeds (b) the portion of the Aggregate Closing Consideration that would have been paid to such holders pursuant to the terms of this Agreement with respect to such Dissenting Shares if no demand for appraisal had been made by the holders of such shares.

“Dissenting Shares” has the meaning ascribed to it in Section 3.2.

“DOJ” has the meaning ascribed to it in Section 6.2(a).

“Effective Time” has the meaning ascribed to it in Section 2.3.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Employee Benefit Plan”means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) each other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability, but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA and any plan maintained by a Governmental Authority.

“Equity Holders” means the Company Shareholders and the Option Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow & Exchange Agent” means Wells Fargo Bank, National Association.

“Escrow Account” has the meaning ascribed to it in Section 3.5.

“Escrow Agreement” means that certain Escrow Agreement, in the form of Exhibit A, by and between Parent, Intermediate Corp, the Company Shareholders’ Representative and the Escrow & Exchange Agent, with respect to the Escrow Amount.

“Escrow Amount” means an amount in cash equal to Ten Million Dollars ($10,000,000).

“Escrow Release Date” has the meaning ascribed to it in Section 3.5.

“Exchange Fund” has the meaning ascribed to it in Section 3.4(a).

“Executive Note Amount” means the aggregate amount (including accrued and unpaid interest) of the notes payable to the Company by the Company Shareholders listed on Section 1.1(A) of the Company Disclosure Schedules in the amounts (including as to accrued and unpaid interest) for each such Company Shareholder as set forth on Section 1.1(A) of the Company Disclosure Schedules (such notes, the “Executive Notes”).

“Existing D&O Policies” has the meaning ascribed to it in Section 6.8(b).

“FTC” has the meaning ascribed to it in Section 6.2(a).

“Future Proceedings” has the meaning ascribed to it in Section 11.18.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Conditions” has the meaning ascribed to it in Section 6.2(b).

“Governmental Approval” means an authorization, consent, approval, certification, permit or license of, or a filing, registration or qualification with, a Governmental Authority.

“Governmental Authority” means any foreign, federal, state, or local court or other governmental or regulatory authority, agency or body exercising executive, legislative, judicial, or regulatory functions.

“Governmental Prohibition” has the meaning ascribed to it in Section 7.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Fees” means the filing fees in connection with any filings required under the HSR Act.

“Indebtedness” means, as of any date of determination, without duplication, (i) all indebtedness of a Person for borrowed money or in respect of loans or advances, (ii) all obligations of a Person evidenced by bonds, notes, debentures, letters of credit, bankers acceptances or similar instruments, (iii) all obligations of a Person to pay the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (but excluding trade account payables), (iv) all liabilities and obligations arising from deferred compensation arrangements and all liabilities and obligations under severance plans or arrangements, bonus plans or similar arrangements, in each case payable solely as a result of the consummation of the transactions contemplated hereby (except for the Closing Bonuses, to the extent paid at or prior to Closing), (v) all guarantees of any of the foregoing or any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), and (vi) all accrued interest, prepayment premiums or penalties related to the payment of each of the foregoing.

“Indemnified D&O Parties” has the meaning ascribed to it in Section 6.8(a).

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c).

“Insured Parties” has the meaning ascribed to it in Section 6.8(b).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures (including design patents, design rights, utility models and other similar registered rights); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, know-how and inventions, including algorithms; and (vi) software, but expressly excluding any “off the shelf,” “click wrap,” and commercially available software and software services.

“Knowledge” means the actual knowledge of (i) with respect to the Company, Therese Tucker, Mario Spanicciati, Chuck Best, Michael Rauch, Trish Burr and Dominick DiPaolo, (ii) with respect to any other entities, the executive officers of such entity, and (iii) with respect to any individuals, such individual.

“Latest Balance Sheet Date” has the meaning ascribed to it in Section 4.6.

“Laws” means any and all foreign, federal, state, or local statutes, codes, orders, ordinances, rules and regulations enacted, promulgated or issued and put into effect by a Governmental Authority with appropriate authority.

“Leased Real Property” means all leasehold or subleasehold estates held by the Company or any of its Subsidiaries.

“Liens” mean any security interests, liens, pledges, mortgages, deeds of trust, or charges.

“Major Contract” has the meaning ascribed to it in Section 4.9(a).

“Material Adverse Effect” means any change, effect, event or occurrence that is or would reasonably be expected to be, individually or when taken together with all other changes, effects, events or occurrences, materially adverse to (i) the validity or enforceability of this Agreement or the transactions contemplated hereby or (ii) the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, other than any effect arising from or related to (a) general business, economic, political, social, legal or regulatory conditions, events or changes, (b) the industry in which the Company and its Subsidiaries operate, (c) financial, banking or securities markets (including any disruption thereof), (d) changes in applicable Law or GAAP (or interpretations thereof), (e) outbreak of hostilities, terrorist attack (whether against a nation or otherwise), war, or natural disasters, (f) any failure by the Company or its Subsidiaries to meet any estimates or projections (provided that the facts and circumstances underlying any such failure may, except as provided in clauses (a), (b), (c),

(d), (e), (g) or (h) of this definition, be considered in determining whether a Material Adverse Effect has occurred), (g) the announcement or pendency of the Auction, this Agreement or the transactions contemplated hereby, including any effect arising from or relating to the identity of Parent, Intermediate Corp or Merger Sub (or their respective Affiliates), or (h) the performance or consummation of the transactions contemplated hereby; provided, that, that in the case of the foregoing clauses (a), (b), (c), (d), and (e), such matters do not adversely affect the Company and its Subsidiaries (taken as a whole) in a materially disproportionate manner relative to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Software” means all proprietary computer programs and software, whether in source, executable code, binary code, and object code, including related documentation and data, developed by or for the Company, comprising the “BlackLine Financial Close Suite” product, including all prior, current, and in-process versions and releases, but expressly excluding any “off the shelf,” “click wrap,” and commercially available software and software services; provided, however, that for purposes of Section 4.14(f) of this Agreement, “Material Software” shall not include any prior versions or releases.

“Merger Sub” has the meaning ascribed to it in the Preamble.

“Merrill Datasite” means the information contained in the virtual data room made available to Parent, Intermediate Corp and their Affiliates and/or their respective Representatives, as of 5:00 p.m. (Los Angeles time) on the Business Day prior to the date hereof, including the documents, questions and answers, and other data posted thereon as of such time and date, as well as any other documents otherwise made available to the extent included on any index included in such virtual data room as of such time and date.

“Note” has the meaning ascribed to it in Section 2.4.

“Note Payment” has the meaning ascribed to it in Section 2.4.

“Option” means an option granted under the Company Stock Plan (whether or not then vested or exercisable) that represents the right to acquire shares of Common Stock.

“Option Closing Consideration” means, with respect to each share of Common Stock subject to an Option, an amount in cash equal to the Common Stock Closing Consideration, minus the applicable per share exercise price.

“Option Holders” means the holders of outstanding Options under the Company Stock Plan.

“Option Merger Consideration” has the meaning ascribed to it in Section 3.3.

“Order” means any order, injunction, judgment, decree, ruling, or writ of a Governmental Authority.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with past practice.

“Outside Date” has the meaning ascribed to it in Section 9.1(b).

“Parent” has the meaning ascribed to it in the Preamble hereto.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 10.2(a).

“Paying Agent Agreement” means that certain Paying Agent Agreement, in the form of Exhibit B, by and between Parent, Intermediate Corp, the Company Shareholders’ Representative and the Escrow & Exchange Agent, with respect to the payment of the Common Stock Merger Consideration.

“Permitted Exceptions” means (i) any Liens for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (ii) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the Ordinary Course of Business that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or asset of the Company and its Subsidiaries, (iii) any zoning, building code, land use, planning, entitlement, environmental or similar Laws or regulations imposed by any Governmental Authority that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or asset of the Company and its Subsidiaries, (iv) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, (v) any Liens created by Parent, Intermediate Corp or any of their Affiliates, and (vi) any such other Liens, imperfections of title and other similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or asset of the Company and its Subsidiaries.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Pre-Closing Tax Period” means (i) any Tax period ending the day before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending the day before the Closing Date.

“Proceeding” means any action, proceeding, audit, hearing, litigation or suit (whether civil, criminal, or administrative) before any Governmental Authority.

“Pro Rata Share” means, with respect to each Equity Holder, the percentage represented by a fraction, the numerator of which is the sum of (i) the aggregate number of shares of Common Stock held by such Equity Holder immediately prior to the Effective Time (and after the Contribution), plus (ii) the aggregate number of shares of Common Stock issuable upon exercise of all outstanding Options held by such Equity Holder immediately prior to the Effective Time (and after the Contribution), and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding, or issuable subject to Options, as of immediately prior to the Effective Time, excluding the shares of Common Stock subject to the Contribution.

“Representatives” means a Person’s directors, officers, agents, attorneys, accountants, advisers and representatives.

“Returned Escrow Amounts” has the meaning ascribed to it in Section 3.5.

“Rollover Commitment” has the meaning ascribed to it in the Contribution and Exchange Agreement.

“Rollover Stockholders” has the meaning ascribed to it in the Contribution and Exchange Agreement.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 10.2(b).

“Straddle Period” means any Tax period beginning on or before the day before the Closing Date and ending after the Closing Date.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or capital stock is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction with respect to any Tax.

“Tax Benefit Amount” means the amount by which (a) the amount of Taxes that Parent, Intermediate Corp, the Company, the Surviving Corporation and their Subsidiaries (or their successors) would have been required to pay in any applicable tax period but for the Tax Benefit exceeds (b) the amount of Taxes actually payable by such persons in such period, in each case without regard to any subsequent acquisitions, mergers or similar transactions involving a Parent Entity.

“Tax Contest” means any inquiry, claim, assessment, audit or similar event with respect to Taxes, including any action described in Section 6.9(b).

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property or escheat, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claims” has the meaning ascribed to it in Section 10.2(c).

“Total Purchase Price” means an amount in cash equal to $210,000,000 minus the aggregate Rollover Commitment of the Rollover Stockholders.

“Transfer Taxes” has the meaning ascribed to it in Section 6.9(b).

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, and (g) all references to “$” or “Dollars” shall mean U.S. Dollars.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Pacific Time) on (a) August 28, 2013; provided, that if any of the conditions to Closing set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof at Closing) have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, then the Closing shall take place, and the parties hereto shall consummate Closing, on the the third (3rd) Business Day after satisfaction or waiver of all of the conditions to the Closing set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof at Closing), or (b) any other date agreed to in writing by the parties hereto (the “Closing Date”), at or directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file with the Secretary of State of the State of California (a) an agreement of merger (the “Agreement of Merger”), executed and acknowledged in accordance with the relevant provisions of the CGCL, (b) a certificate executed on behalf of the Company by an executive officer thereof complying with Section 1103 of the CGCL and (c) a certificate executed on behalf of Merger Sub by an executive officer thereof complying with Section 1103 of the CGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the CGCL. The Merger shall become effective upon the filing and acceptance of the Agreement of Merger with the Secretary of State of the State of California (the “Effective Time”).

2.4 Closing Payments and Deposits. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Intermediate Corp shall deliver to the Escrow & Exchange Agent, to such account of the Escrow & Exchange Agent as set forth in the Paying Agent Agreement, the Aggregate Closing Consideration, less (i) the Option Closing Consideration and (ii) the Executive Note Amount, pursuant to the terms set forth in Section 3.4, (b) Intermediate Corp shall deliver to the Company the Option Closing Consideration pursuant to the terms set forth in Section 3.4, and (c) Intermediate Corp shall pay (i) the Company Transaction Expenses by wire transfer in immediately available funds to such account or accounts as set forth in the certificate contemplated by Section 6.13, (ii) the Escrow Amount, to such account of the Escrow & Exchange Agent as set forth in the Escrow Agreement, and (iii) an amount in cash (the “Note Payment”) required to pay, in full, the note payable to Therese Tucker described on Section 2.4 of the Company Disclosure Schedules (the “Note”) to Therese Tucker by wire transfer in immediately available funds to such account as specified by her.

2.5 The Articles of Incorporation. The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.

2.6 The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law.

2.7 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.8 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III

CONVERSION OF COMMON STOCK

3.1 Manner and Basis of Converting Common Stock.

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub that is issued and outstanding as of the Effective Time shall, by operation of law and by virtue of the Merger, be converted into a validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and such common stock of the Surviving Corporation will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(b) Conversion of Common Stock. Subject to Section 3.1(c), as of the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of any Company Shareholder, each issued and outstanding share of Common Stock (other than any Dissenting Shares) shall be converted into the following (the “Common Stock Merger Consideration”): (i) the right to receive an amount in cash equal to the Common Stock Closing Consideration, and (ii) subject to Section 3.5 hereof, the right to receive an amount in cash equal to the Common Stock Escrow Amount, if any. Pursuant to the terms of the Executive Notes, the Common Stock Closing Consideration payable to any Company Shareholder who is party to an Executive Note shall be reduced by the amount of such Executive Note outstanding as of immediately prior to the Effective Time.

(c) Cancellation of Parent-Owned Stock. At the Effective Time, each share of Common Stock that is owned by Parent immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. For the avoidance of doubt, the shares of Common Stock contributed to Parent in the Contribution shall not be converted into the right to receive any portion of the Common Stock Merger Consideration.

(d) Cancellation and Retirement of Common Stock. At the Effective Time, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Merger Consideration, and except for any rights that may attach pursuant to the CGCL with respect to Dissenting Shares upon surrender of such Certificate in accordance with Section 3.4.

3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to exercise and has properly and validly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be converted into the right to receive the Common Stock Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the CGCL unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the CGCL. At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the “fair market value” of such Dissenting Shares held by them in accordance with the provisions of such Chapter 13. All Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Common Stock Merger Consideration, as of the Effective Time, upon surrender, in the manner provided in Section 3.4(b), of the Certificate or Certificates that formerly evidenced such Dissenting Shares. Prior to the Closing Date, the Company shall keep Parent reasonably notified of any demands under such Chapter 13 and attempted withdrawals of such notices or demands, and Parent shall have the opportunity to reasonably participate in and reasonably direct all material negotiations, petitions and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in its sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.3 Treatment of Options. As of the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable, shall no longer be outstanding and shall automatically be cancelled and converted into the following (the “Option Merger Consideration”) less any amounts required to be deducted and withheld under any applicable Tax Law: (a) the right to receive an amount in cash equal to the Option Closing Consideration, and (b) subject to Section 3.5 hereof, the right to receive an amount in cash equal to the Common Stock Escrow Amount, if any. At the Effective Time, all Options shall expire and each holder of a Certificate representing any such Options shall cease to have any rights with respect thereto, except for the right to receive the Option Merger Consideration.

3.4 Payment for and Exchange of Common Stock and Options.

(a) Establishment of Funds. At the Closing, Intermediate Corp shall deposit in trust (i) with the Escrow & Exchange Agent, the Aggregate Closing Consideration, less the Option Closing Consideration, to be paid to the Company Shareholders, and (ii) with the Company, the Option Closing Consideration to be paid to the Option Holders, and (iii) with the Escrow & Exchange Agent, the Escrow Amount in accordance with Section 3.5. Amounts deposited pursuant to Section 3.4(a)(i) shall be referred to as the “Exchange Fund”. Amounts deposited pursuant to Section 3.4(a)(ii) shall be referred to as the “Company Fund”. The Exchange Fund and the Company Fund shall not be used for any purpose other than the payment of the aggregate Common Stock Closing Consideration and Option Closing Consideration, respectively, in accordance with the terms of this Agreement.

(b) Exchange of Certificates. Promptly after the Effective Time, but no later than one (1) Business Day following the Closing Date, Intermediate Corp shall cause the Escrow & Exchange Agent to mail or otherwise deliver to each record holder as of the Effective Time of certificates or option grants which immediately prior to the Effective Time represented shares of Common Stock or Options, respectively (collectively, the “Certificates”) a letter of transmittal (which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Escrow & Exchange Agent (if such Certificates represent shares of Common Stock) or to the Company (if such Certificates represent Options), and (ii) include provisions appointing the Shareholders’ Representative and acknowledging the obligations of the Equity Holders under ARTICLE X), and instructions for use in effecting the surrender of the Certificates and payment therefor. Upon surrender to the Escrow & Exchange Agent or the Company, as applicable, of a Certificate, together with such letter of transmittal properly completed and duly executed, the holder of such Certificate shall be entitled to the following:

(i) with respect to Common Stock, excluding the shares of Common Stock subject to the Contribution, an amount in cash equal to the sum of (A) the product of (i) the Common Stock Closing Consideration, multiplied by (ii) the number of shares of Common Stock represented by such Certificate, minus, with respect to any Company Shareholder who is party to an Executive Note, the amount of such Executive Note outstanding as of immediately prior to the Effective Time, and (B) the product of (i) any Common Stock Escrow Amount, multiplied by (ii) the number of shares of Common Stock represented by such Certificate; and

(ii) with respect to Options, an amount in cash equal to the sum of (A) the product of (i) the Option Closing Consideration, multiplied by (ii) the number of Options represented by such Certificate, and (B) the product of (i) any Common Stock Escrow Amount, multiplied by (ii) the number of Options represented by such Certificate.

Each Certificate so surrendered shall be cancelled. All payments of Option Closing Consideration and Common Stock Closing Consideration with respect to such cancelled Certificates shall be made by the Escrow & Exchange Agent or the Company, respectively, as promptly as reasonably practicable in accordance with Section 3.4(a) from the Aggregate Merger Consideration.

(c) No Further Ownership Rights in Company After Common Stock Exchanged for Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such securities, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Common Stock Merger Consideration or the Option Merger Consideration, as applicable, as provided in this Agreement.

(d) Termination of Exchange Fund. At any time following the date that is twelve (12) months after the date that the Escrow Amount is disbursed or depleted in full, Intermediate Corp or the Surviving Corporation shall be entitled to require the Escrow & Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Escrow & Exchange Agent, and that have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look only to Intermediate Corp or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Common Stock Merger Consideration or Option Merger Consideration that may be payable to such Person, as determined pursuant to this Agreement. Notwithstanding the foregoing, none of Intermediate Corp, the Surviving Corporation or the Escrow & Exchange Agent shall be liable to any holder of a Certificate for any Common Stock Merger Consideration or Option Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Transfers of Ownership. If any portion of the Common Stock Merger Consideration, or Option Merger Consideration, as the case may be, is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of the exchange or payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange or payment shall pay any Transfer Taxes required by reason of the exchange or payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Intermediate Corp that such Tax has been paid or is not applicable.

(f) Taxes. Intermediate Corp, the Company or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from consideration otherwise payable to Option Holders pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made, (ii) shall be remitted by Intermediate Corp, the Surviving Corporation or the Escrow & Exchange Agent, as applicable, to the applicable Governmental Authority, and (iii) Intermediate Corp, the Company or the Surviving Corporation, as the case may be, shall provide to such Option Holder written notice of the amounts so deducted or withheld.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Escrow & Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate, the portion of the Common Stock Merger Consideration or Option Merger Consideration, as the case may be, payable pursuant to the terms of this Agreement; provided, however, that Intermediate Corp may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to Intermediate Corp an affidavit of loss, theft or destruction in customary form, but in no case shall Intermediate Corp, the Company or the Escrow & Exchange Agent require the posting by any such owner of a bond, as indemnity against any claim that may be made against Parent, Intermediate Corp, Merger Sub, the Surviving Corporation, the Company or any of their respective directors, officers, employees, Subsidiaries, Affiliates or agents with respect thereto.

3.5 Escrow Amount. At the Closing, Intermediate Corp shall deposit the Escrow Amount into an interest-bearing account (the “Escrow Account”) with the Escrow & Exchange Agent, and the Escrow Amount shall remain in escrow subject to the terms of this Agreement and the Escrow Agreement until twelve (12) months following the Closing Date (the “Escrow Release Date”) (subject to the terms of the Escrow Agreement relating to then-outstanding indemnification claims). With respect to (a) any amounts remaining in the Escrow Account on the Escrow Release Date (subject to the terms of the Escrow Agreement relating to then-outstanding indemnification claims) or (b) any amounts released at a later date following resolution of a claim pending on the Escrow Release Date (all such amounts under clauses (a) and (b), the “Returned Escrow Amounts”), (i) the portion of such amount allocable to the Company Shareholders entitled to payment thereof pursuant to Section 3.1(b) shall be immediately distributed pursuant to Section 3.4(b) and (ii) the portion of such amount allocable to the Option Holders entitled to payment thereof pursuant to Section 3.3 shall be remitted to the Surviving Corporation for immediate distribution pursuant to Section 3.4(b). Returned Escrow Amounts, if any, which are payable to Option Holders shall be paid in accordance with the provisions of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) relating to transaction based compensation, including the provisions contained therein relating to the receipt of such amounts that are payable within the short term deferral period following the lapse of a substantial risk of forfeiture.

3.6 Closing Adjustment. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Intermediate Corp a statement (the “Closing Statement”), setting forth the Company’s good-faith calculation of the Closing Adjustment and all components thereof. The Closing Statement shall be accompanied by a certificate executed on behalf of the Company by a senior financial officer thereof stating that the Closing Statement has been prepared in accordance with this Agreement. The “Closing Adjustment” shall mean an amount equal to (i) the Company Indebtedness (except to the extent included in the Closing Date Disbursements), plus (ii) the Company Transaction Expenses (except to the extent included in the Closing Date Disbursements).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each representation and warranty contained in this ARTICLE IV is qualified by disclosures made in the Company Disclosure Schedules. Any fact or item which is disclosed in any section or sections of the Company Disclosure Schedules in such a way as to make its relevance to any other representation, warranty or covenant made in this Agreement or to the information called for by any other section of the Company Disclosure Schedules reasonably apparent shall be deemed to be an exception to such representation, representations and/or covenant and to be disclosed on such other section, as the case may be, notwithstanding the omission of a reference or cross reference thereto. Except with respect to matters set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Parent, Intermediate Corp and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Good Standing. The Company and each of its Subsidiaries (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the Business, and (c) is duly qualified to transact business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of the Business makes such qualification necessary, except where failures to be so qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken or to be taken by the Company in connection with this Agreement have been duly authorized.

4.2 Authority and Enforceability; Ownership of Shares.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the Paying Agent Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Escrow Agreement and the Paying Agent Agreement by the Company, its performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

(b) All of the issued and outstanding shares of Common Stock are owned beneficially and of record by the Company Shareholders as set forth on Section 4.2(b) of the Company Disclosure Schedules free and clear of all Liens. A complete and accurate list of each issued and outstanding Option as of the date hereof (including the name of the Option Holder and the applicable exercise price thereof) is set forth on Section 4.2(b) of the Company Disclosure Schedules.

4.3 Non-Contravention. Subject to the provisions of Section 4.4 regarding Consents, the execution and delivery of this Agreement by the Company do not, and the Company’s performance hereunder and the consummation of the transactions contemplated hereby shall not, (a) violate any provision of the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) violate or constitute a breach of or default under, or permit termination, modification or acceleration under, any Major Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not have a Material Adverse Effect, (c) violate any Law applicable to the Company or any of its Subsidiaries or any Order to which the Company or any of its Subsidiaries is subject, except where such violations would not have a Material Adverse Effect, or (d) result in the creation of any Lien upon any shares of the Company’s or any Subsidiary’s capital stock or any of the Company’s or any Subsidiary’s assets (except to the extent created by any action of Parent, Intermediate Corp or their Affiliates).

4.4 Consents. The execution and delivery by the Company of this Agreement, the Company’s performance hereunder, and the consummation of the transactions contemplated hereby do not, and will not, (a) require any Consent under any Major Contract, except where failures to obtain such Consents would not have a Material Adverse Effect, or (b) any Governmental Approval, except (i) the Agreement of Merger, (ii) under the HSR Act, and (iii) where failures to obtain such Governmental Approvals would not have a Material Adverse Effect.

4.5 Capitalization; Subsidiaries.

(a) The Company has an authorized capitalization consisting of 1,000,000,000 shares of Common Stock, of which 116,962,750 shares of Common Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of capital stock of the Company, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which the Company has any liability.

(b) Section 4.5(b) of the Company Disclosure Schedules sets forth for each Subsidiary of the Company: (i) the name of such Subsidiary and its jurisdiction of incorporation or organization, (ii) its authorized capitalization, and (iii) the number of issued and outstanding shares of each class of its capital stock or units of other equity interests. All of the issued and outstanding shares of capital stock or units of other equity interests of each such Subsidiary have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of capital stock or units of other equity interests of such Subsidiary, and no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which such Subsidiary has any liability.

4.6 Financial Statements. Attached to Section 4.6 of the Company Disclosure Schedules are the following financial statements (collectively, including the notes contained therein, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2012 (the “Balance Sheet Date”) and as at December 31, 2011, and the related audited consolidated statements of operations, shareholders’ deficit and cash flows for the Company and its consolidated Subsidiaries for the fiscal years ended on December 31, 2012, and December 31, 2011, and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2013 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations, shareholders’ deficit and cash flows for the Company and its consolidated Subsidiaries for the six (6)-month period then ended. The Company Financial Statements have been prepared in accordance with GAAP during the periods referred to in the Company Financial Statements, and fairly present in all material respects in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries on a consolidated basis as of their respective dates, and the results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis for the respective periods indicated therein (subject, in the case of the unaudited Company Financial Statements, to normal and recurring year-end adjustments that are not material in amount or nature and the absence of notes).

4.7 Absence of Certain Changes or Events. Except as otherwise contemplated, required or permitted by this Agreement, from the Balance Sheet Date to the date hereof, neither the Company nor any of its Subsidiaries has taken any action of the type prohibited by Section 6.1. Since the Balance Sheet Date, there has not occurred any change, event or circumstance that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

4.8 Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations (a) reflected or reserved against in the Company Financial Statements, (b) that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business, (c) disclosed in this Agreement or in the Company Disclosure Schedules, (d) incurred pursuant to this Agreement, and (e) that would not have a Material Adverse Effect.

4.9 Major Contracts.

(a) Section 4.9(a) of the Company Disclosure Schedules sets forth each contract and agreement to which the Company or any of its Subsidiaries is a party as of the date hereof, and (i) the performance of which by its express terms, without taking into consideration options or similar renewals (whether automatic or elective), requires aggregate payments after the date hereof by or to the Company or any of its Subsidiaries in excess of $150,000 during any twelve-month period, and that cannot be cancelled by the Company without penalty or without more than 180 days’ notice, (ii) which provides for the employment or compensation of any Employee, independent contractor or consultant, requires aggregate annual salary and cash bonus or other payments in excess of $50,000, and is not terminable without material penalty, (iii) except for agreements relating to trade receivables, which relates to the incurrence of Indebtedness of the Company or any of its Subsidiaries, (iv) which contains covenants limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business in any place, (v) which is a partnership, joint venture agreement, strategic alliance or similar arrangement requiring aggregate payments after the date hereof by or to the Company or any of its Subsidiaries in excess of $50,000, (vi) which involves a license (either as licensee or licensor), royalty, sharing or development of Scheduled Intellectual Property (other than licenses from a third party of generally commercially available, “off the shelf” and “click wrap” software programs and services and other than licenses to customers in connection with the Company’s legacy business), or (vii) which are between or among the Company or any of its Subsidiaries on the one hand and an Affiliate of (A) the Company or (B) any of its Subsidiaries on the other hand (each of the agreements listed pursuant to (i) through (vii), a “Major Contract” and collectively, the “Major Contracts”).

(b) All of the Major Contracts are in full force and effect in all material respects (except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought) and none of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (solely as of the date hereof) is in breach thereof or default thereunder, which breach or default has not been excused or waived, except where such breaches and defaults would not have a Material Adverse Effect. The Company has no current contracts with any of its BlackLine Financial Close Suite customers that contain provisions requiring the Company to renew the contract solely at the customer’s election on terms adverse to the Company in any material respect with respect to pricing, payment terms, customer usage limitations, or scope of products or services, except for terms that allow a lower price per user upon reaching a specific increased volume of users.

4.10 Litigation. There is no, and during the past two (2) years there has been no, Proceeding, at law or in equity, pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor is there any Order outstanding against either the Company or any of its Subsidiaries, in each case except where the adverse outcome or effect of which would not have a Material Adverse Effect. To the Knowledge of the Company, during the three (3) years immediately preceding the past two (2) years there has been no Proceeding, at law or in equity, against the Company or any of its Subsidiaries.

4.11 Compliance with Laws.

(a) The Company and each of its Subsidiaries are and during the past two (2) have been in compliance in all respects with all applicable Laws, Orders and Governmental Approvals, except where failures to so comply would not have a Material Adverse Effect. To the Knowledge of the Company, during the three (3) years immediately preceding the past two (2) years the Company and each of its Subsidiaries have been in compliance in all respects with all applicable Laws, Orders and Governmental Approvals, except where failures to so comply would not have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has received, at any time in the past two (2) years, any written notice or any other communication from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply in any material respect with, any Law, (ii) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (iii) any investigation with respect to the foregoing. To the Knowledge of the Company, during the two (2) years immediately preceding the past three (3) years neither the Company nor any of its Subsidiaries has received any written notice or any other communication from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply in any material respect with, any Law, (ii) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (iii) any investigation with respect to the foregoing.

4.12 Licenses. The Company and each of its Subsidiaries have obtained all Governmental Approvals necessary to carry on the Business and to own, operate, use and maintain their respective assets as they are now owned, operated, used and maintained, except where failures to possess such Governmental Approvals would not have a Material Adverse Effect.

4.13 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.13(b) of the Company Disclosure Schedules sets forth the street address of each parcel of Leased Real Property. Except for Permitted Exceptions and for matters that would not have a Material Adverse Effect, the Company is not in breach of or default under any lease for any Leased Real Property, which breach or default has not been excused or waived, except where such breaches and defaults, terminations, modifications and accelerations would not have a Material Adverse Effect.

(c) The Company and each of its Subsidiaries owns, has a valid leasehold interest in or has the valid and enforceable right to use all material tangible assets necessary for the conduct of its business as presently conducted.

4.14 Intellectual Property; Software.

(a) Section 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) registered trademarks and applications for trademark registration of the Company; (ii) registered domain names of the Company; (iii) patent applications and patent registrations of the Company; and (iv) registered copyrights and applications for copyright registration of the Company (collectively, the “Scheduled Intellectual Property”). The Company solely owns, free and clear of any Lien, all Scheduled Intellectual Property and Material Software (but, with respect to Material Software developed by independent contractors, only to the extent that title may become vested in software in connection with an independent contractor relationship under applicable Law and subject to statutory rights of reversion and termination). The Material Software and the Scheduled Intellectual Property collectively comprise all of the Intellectual Property that is material to the operation of the Company’s business as presently conducted.

(b) To the Knowledge of the Company, the use of any Scheduled Intellectual Property or Material Software by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person, except where such infringements, violations and failures to be in accordance would not have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received during the two (2) years prior to the date hereof any written notice of any pending third-party claim with respect to any Scheduled Intellectual Property or Material Software, the adverse outcome of which would have a Material Adverse Effect.

(d) To the Knowledge of the Company, no Person is infringing on or otherwise violating, in any material respect, any right of the Company with respect to any Scheduled Intellectual Property or Material Software.

(e) The Material Software of the Company has been developed by persons who were, at the time of development, either (i) employees of the Company or (ii) party to “work-for-hire” arrangements with the Company, or who have executed instruments of assignment in favor of the Company as assignee of any intellectual property rights underlying the Material Software.

(f) The Company has scanned the Material Software prior to the date hereof for viruses and other malware using customary virus detection software and such scans have not resulted in reports of any such viruses or other malware. None of the

Material Software is subject to any “copyleft” or similar obligations that require the disclosure or licensing of any source code underlying any Material Software. The Material Software conforms substantially to the most recently-published specifications and documentation relating thereto.

(g) No government funding has been used to develop the Material Software. The Company has exercised all commercially reasonable efforts to preserve in accordance with normal industry practices any trade secrets it may have covering the Material Software. None of the Material Software is subject to any software escrow agreement with a third party.

(h) The representations and warranties set forth in this Section 4.14 are the Company’s sole and exclusive representations and warranties regarding Intellectual Property and Material Software matters.

4.15 Taxes.

(a) All Tax Returns that were required to be filed with any Tax Authority by or on behalf of the Company and its Subsidiaries have been duly and timely filed (or extensions have been duly obtained), each such Tax Return was true, correct, and complete in all material respects, and all Taxes due and payable by the Company and its Subsidiaries have been paid to the appropriate Tax Authority on or before the due date for payment thereof.

(b) There are no material Liens, except for Permitted Exceptions, for Taxes upon any of the assets of the Company or its Subsidiaries.

(c) All material Taxes that the Company and its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Tax Authority.

(d) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries, and no deficiencies for Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed in writing by any Tax Authority, which deficiency has not yet been settled. The Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency (apart from waivers or agreements that are no longer in effect).

(e) The Company and its Subsidiaries have not been members of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which is the Company. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f) The Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code at all times since June 21, 2001 and the Company will be an S corporation up to and including the day before the Closing Date. In the past ten (10) years, the Company has not acquired assets with a carryover basis (in whole or in part) from a “C corporation,” as defined by Section 1361(a)(2) of the Code. Each of the Company’s Subsidiaries is an entity that is disregarded as separate from the Company for federal and all applicable state and local income Tax purposes. The IRS has not challenged in writing or, to the Knowledge of the Company, threatened to challenge the status of the Company as an S corporation for federal income Tax purposes under the Code.

(g) No written claim has been made within the past three (3) years by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(h) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(j) Except for certain representations related to Taxes in Section 4.16(g), the representations and warranties set forth in this Section 4.15 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

4.16 Employee Benefits.

(a) As applicable with respect to each Employee Benefit Plan, the Company has made available to Parent in the Merrill Datasite (i) true and complete copies of all such Employee Benefit Plans, including all amendments thereto (and in the case of an unwritten Employee Benefit Plan, a written description thereof), (ii) the current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service determination or opinion letter and each currently pending application for the same, and (vi) the most recent summary annual report, actuarial report, financial statement and trustee report.

(b) There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Benefit Plan. There are no pending claims (except for claims for benefits payable in the normal operations of any such Employee Benefit Plan) or Proceedings, at law or in equity, relating to any Employee Benefit Plan.

(c) Each Employee Benefit Plan has been operated, administered, funded and maintained, in form and operation, in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Benefit Plan.

(d) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code, or with respect to a prototype Employee Benefit Plan, the prototype sponsor has received a favorable Internal Revenue Service opinion letter, or such Employee Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the Internal Revenue Service in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Employee Benefit Plan. No events have occurred with respect to any such Employee Benefit Plan that would reasonably be expected to adversely affect such qualified status.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee under any Employee Benefit Plan, except as expressly set forth in such Employee Benefit Plan or as expressly provided in this Agreement.

(f) No Employee Benefit Plan is a defined benefit pension plan. No Employee Benefit Plan is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) with respect to any multiemployer plan or other plan subject to Title IV of ERISA, including liabilities relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

(g) No payment which is or may be made by, from or with respect to any Employee Benefit Plan, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code both complies with the requirements of Section 409A of the Code by its terms and has been maintained and operated in good faith in compliance with the requirements of Section 409A of the Code, no amounts under any such Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any such tax.

(h) The representations and warranties set forth in this Section 4.16 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

4.17 Employment Matters.

None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, and, to the Knowledge of the Company, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Employee. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, and employment classification. There are no Proceedings against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or other Person in connection with the employment of any current or former employee of the Company or any of its Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other similar employment related matter arising under applicable employment Laws.

4.18 Board Approval; Vote Required.

(a) The board of directors of the Company, at a meeting duly called and held or by written consent, has unanimously approved this Agreement and the transactions contemplated hereby, and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby.

(b) Other than the Company Shareholder Approval, no vote or consent of any holder of the Company’s capital stock is necessary for the consummation of the transactions contemplated hereby by the Company.

4.19 Related Party Transactions. There is no indebtedness for borrowed money owed by the Company or any of its Subsidiaries to any shareholder, director, officer or employee of the Company or any of its Subsidiaries or any other Employee, or any immediate family member of any of the foregoing. No shareholder, director, officer or employee of the Company or any of its Subsidiaries or any other Employee, or any immediate family member of any of the foregoing, (a) owns, in whole or in part, assets used in the Business, (b) provides or causes to be provided services to the Company or its Subsidiaries, other than in his or her capacity as a shareholder, director, officer or employee of the Company or any of its Subsidiaries; or (c) is party to any Contract with the Company or any of its Subsidiaries.

4.20 Brokers and Finders. Except for Evercore Capital Partners, whose fee is included in the Company Transaction Expenses, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Company’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.21 Customers and Vendors. Section 4.21 of the Company Disclosure Schedules sets forth (a) a list of the top fifty (50) customers of the Company and its Subsidiaries on a consolidated basis (by revenues recognized during the applicable year in accordance with GAAP with respect to such customers) and (b) a list of the top five (5) vendors of the Company and its Subsidiaries on a consolidated basis (by volume of purchases from such vendors), for the fiscal years ended December 31, 2012 and 2011. As of the date hereof, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such customer listed with respect to the fiscal year ended December 31, 2012, to the effect that, and neither the Company nor any of its Subsidiaries has any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) in a manner adverse to the Company or its Subsidiaries with respect to, buying products from the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any such vendor listed with respect to the fiscal year ended December 31, 2012, to the effect that such vendor will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Company or its Subsidiaries that are necessary for the operation of the Business with respect to which reasonably practical alternative sources of supply are not generally available on comparable collective terms and conditions in the marketplace as of the date hereof.

4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, the Company does not make any express or implied representation or warranty with respect to the Business, the Company or any of its Subsidiaries, the transactions contemplated hereby, or any information provided to Parent, Intermediate Corp, or any of their Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. No Person shall have or be subject to any liability to Parent, Intermediate Corp, the Sponsors or any other Person resulting from the distribution or failure to distribute to Parent, Intermediate Corp, the Sponsors or any of their Affiliates or Representatives, or Parent’s, Intermediate Corp’s, a Sponsor’s or any other Person’s use of, any such information, including any information, documents, projections, forecasts of other material made available in certain “data rooms” or management presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE

CORP AND MERGER SUB

Parent, Intermediate Corp and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof, as follows:

5.1 Organization and Good Standing. Each of Parent, Intermediate Corp and Merger Sub is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of the State of Delaware (in the case of Parent and Intermediate Corp) and California (in the case of Merger Sub), except where failures to be so qualified and in good standing would not prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp and Merger Sub of Parent, Intermediate Corp and Merger Sub’s respective obligations hereunder or the consummation of the transactions contemplated hereby.

5.2 Authority and Enforceability. Each of Parent, Intermediate Corp and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Intermediate Corp and Merger Sub, their performance hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Intermediate Corp and Merger Sub, including the approval of the board of directors of Parent and Intermediate Corp. This Agreement has been duly executed and delivered by Parent, Intermediate Corp and Merger Sub and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, Intermediate Corp and Merger Sub, enforceable against Parent, Intermediate Corp and Merger Sub in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

5.3 Non-Contravention. Subject to the provisions of Section 5.4 regarding Consents, the execution and delivery of this Agreement by Parent, Intermediate Corp and Merger Sub do not, and Parent’s, Intermediate Corp’s and Merger Sub’s performance hereunder and the consummation of the transactions contemplated hereby shall not (a) violate any provision of the articles or certificate of incorporation, as applicable, or bylaws of Parent, Intermediate Corp or Merger Sub, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Parent, Intermediate Corp or Merger Sub is party or by which Parent’s, Intermediate Corp’s or Merger Sub’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp or Merger Sub of Parent’s, Intermediate Corp’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (c) violate any Law applicable to Parent, Intermediate Corp or Merger Sub or any Order to which Parent, Intermediate Corp or Merger Sub is subject, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp or Merger Sub of Parent’s, Intermediate Corp’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.4 Consents. The execution and delivery by Parent, Intermediate Corp and Merger Sub of this Agreement, Parent’s, Intermediate Corp’s and Merger Sub’s performance hereunder, and the consummation of the transactions contemplated hereby do not require (a) any Consent under any Contract to which Parent, Intermediate Corp or Merger Sub is party or by which Parent’s, Intermediate Corp’s or Merger Sub’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp or Merger Sub of Parent’s, Intermediate Corp’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (b) any Governmental Approval, except (i) under the HSR Act and (ii) where failures to obtain such Governmental Approvals would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp or Merger Sub of Parent’s, Intermediate Corp’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.5 Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Parent, Intermediate Corp or Merger Sub, threatened against or affecting Parent, Intermediate Corp or Merger Sub, nor is there any Order outstanding against Parent, Intermediate Corp or Merger Sub, in each case the adverse outcome or effect of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Parent, Intermediate Corp or Merger Sub of Parent’s, Intermediate Corp’s or Merger Sub’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.6 Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Parent, Intermediate Corp or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Parent, Intermediate Corp or Merger Sub in connection with the execution and delivery of this Agreement, Parent’s, Intermediate Corp’s or Merger Sub’s performance hereunder, or the consummation of the transactions contemplated hereby.

5.7 No Financing Condition. Parent has delivered to the Company true and complete fully executed copies of the equity commitment letters, dated as of the date hereof, between Parent, Intermediate Corp and each of Silver Lake Sumeru Fund, L.P. and Iconiq Strategic Partners, L.P. (the “Sponsors”) (the “Equity Commitment Letters”), pursuant to which and subject to the terms and conditions thereof, the Sponsors have agreed and committed to provide the equity financing set forth therein (the “Equity Financing”). The Equity Commitment Letters have not been amended, restated or otherwise modified or waived and the respective commitments contained in the Equity Commitment Letters have not been withdrawn, modified or rescinded. The Equity Commitment Letters are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Intermediate Corp and the Sponsors. There are no conditions precedent or contingencies relating to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters. The net proceeds of the Equity Financing will be sufficient for the satisfaction of all of Parent, Intermediate Corp and Merger Sub’s obligations under this Agreement, including the payment of the Total Purchase Price, and of all fees and expenses reasonably expected to be incurred by Parent, Intermediate Corp and Merger Sub in connection herewith. No event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or a failure to satisfy a condition precedent, in each case, on the part of any party under the Equity Commitment Letters and Parent and Intermediate Corp do not have knowledge that the Equity Financing or any other funds necessary for the satisfaction of all of Parent, Intermediate Corp and Merger Sub’s obligations under this Agreement and the payment of all fees and expenses reasonably expected to be incurred by Parent, Intermediate Corp and Merger Sub in connection herewith will not be available to Parent, Intermediate Corp and Merger Sub on the Closing Date.

5.8 Independent Investigation. Parent, Intermediate Corp and their Representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company and its Subsidiaries. Parent and Intermediate Corp each confirm that the Company has provided it and its Representatives the opportunity to ask questions of the Company and to acquire such additional information about the business, operations and financial condition of the Company and its Subsidiaries as requested by Parent and Intermediate Corp. Parent and Intermediate Corp each acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Intermediate Corp has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE IV of this Agreement (including the related portions of the Company Disclosure Schedules); and (b) none of the Company or any other Person has made any express or implied representation or warranty with respect to the Company or any of its Subsidiaries, the transactions contemplated hereby, or any information provided to Parent, Intermediate Corp or any of their Affiliates or Representatives in connection with the transactions contemplated hereby, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Company Disclosure Schedules).

5.9 Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which shares have been validly issued, are fully paid and nonassessable and are owned by Intermediate Corp free and clear of any Liens.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof to the earlier of the Closing Date or the termination of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, and except for matters set forth on Section 6.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, conduct its and their respective businesses in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to preserve the goodwill and organization of its business and the relationships with its customers, suppliers, employees and other Persons having business relations with the Company and its Subsidiaries, except (i) as required by Law or a Governmental Authority of competent jurisdiction, or (ii) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing and except (x) as otherwise expressly contemplated or required by this Agreement, and (y) for matters set forth on Section 6.1 of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) enter into any contract out of the Ordinary Course of Business or restricting in any material respect the conduct of its business or amend, modify in any material respect, waive any material rights under, or terminate any Major Contract;

(b) amend its articles of incorporation, bylaws or other organizational documents;

(c) make any loans to or investments in any Person;

(d) merge or consolidate with any Person;

(e) sell, purchase, lease or dispose of any property or assets (other than in the Ordinary Course of Business);

(f) (i)(A) issue, sell, or transfer, (B) redeem, purchase or acquire, or (C) grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire, any shares of its capital stock (except for issuances of Common Stock pursuant to exercises of Options outstanding as of the date hereof), or (ii) grant any stock appreciation, phantom stock, profit participation, or similar equity-based rights;

(g) effect any recapitalization, reclassification, stock split or like change in its capitalization;

(h) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (i) dividends or other distributions from a Subsidiary of the Company to the Company, and (ii) dividends and other distributions not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000), plus the amount of cash, if any, paid to the Company (or payable to the Company at any time prior to the Effective Time) pursuant to exercises of Options after the date hereof and prior to the Effective Time, in the aggregate;

(i) pay any bonus or other similar payment (other than the Closing Bonuses) to any employee, consultant or independent contractor of the Company or any of its Subsidiaries or to any Company Shareholder or holder of Options;

(j) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness (other than trade payables in the Ordinary Course of Business);

(k) directly or indirectly engage in any transaction or contract with any officer, director, shareholder, trustee or beneficiary of any Company Shareholder, holder of Options, or Affiliate of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(l) create or permit any Lien on any material assets, except for Permitted Exceptions;

(m) except as required under the terms of any Employee Benefit Plan or other Major Contract existing as of the date hereof, increase the compensation, incentive arrangements or other benefits of the Employees or enter into, terminate or amend any Employee Benefit Plan;

(n) take or omit to take any action that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would in the Ordinary Course of Business occur after the Closing;

(o) delay or postpone the payment of any accounts payable or accelerate the collection of or discount any accounts receivable in a manner outside the Ordinary Course of Business;

(p) make any material change in any method of accounting for financial reporting, except for any such change after the date hereof required by reason of a change in or interpretation of GAAP; or

(q) commit, authorize, or agree to do any of the foregoing.

6.2 Cooperation; Regulatory Authorizations.

(a) Each of the parties hereto shall each cooperate with the other and use its reasonable best efforts to consummate the transactions contemplated hereby as soon as practicable following the date hereof, and shall keep the other parties reasonably informed of its progress toward satisfying the closing conditions set forth in ARTICLE VII and of any issues arising in connection therewith which might reasonably be expected to delay or prevent such satisfaction. Without limiting the generality of the foregoing, Parent, Intermediate Corp and the Company shall each (i) cooperate in good faith and take all actions necessary, appropriate or advisable to file as soon as reasonably practicable, and in any event no later than 10 Business Days after the date hereof, the notification and report forms required to be filed under the HSR Act with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”), (ii) use its reasonable best efforts to prosecute such filings and respond to inquiries related thereto to a favorable conclusion, (iii) not extend any waiting period under the HSR Act or enter into any agreement not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (iv) use its reasonable best efforts to avoid entry of (or to have vacated or terminated) any Order that would restrain, prevent or delay the Closing.

(b) Without limiting Section 6.2(a), Parent and Intermediate Corp shall each take and cause to be taken all actions as may be necessary or desirable and use its best efforts to permit or cause the Closing to occur promptly following the date hereof and prior to the Outside Date, notwithstanding any requirement, request or condition sought or imposed by the FTC, the DOJ or any other Governmental Authority relating to this Agreement or the consummation of the transactions contemplated herein (“Government Conditions”), including (i) complying with and agreeing to any requests, directions, determinations, requirements or conditions of the FTC, DOJ or other Governmental Authority, including by supplying all information and documentary material that may be requested by such Governmental Authorities, (ii) complying with requests or undertakings to divest or hold separate any businesses, services, products or assets of Parent, Intermediate Corp or the Company and its Subsidiaries, (iii) complying with other limitations or requirements of any such Governmental Authority with respect of the operation of any of Parent’s, Intermediate Corp’s, the Company and any of their Subsidiaries’ existing assets or businesses, and (iv) taking all other actions necessary or desirable, including instigating or defending any Proceeding, making meaningful reasonable offers of compromise, and promptly removing or causing to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the transactions contemplated by this Agreement.

(c) All filings and other information or documents submitted, and all presentations made, by or on behalf of any party hereto before or to any Governmental Authority in connection with the approval of the contemplated transactions (except with respect to Taxes or Tax Returns) shall require the joint approval of Parent and the Company and be under the joint control of Parent and the Company, acting with the advice of their respective counsel; provided, that in the event of a disagreement concerning any such submission or presentation, the determinations of the Company shall be conclusive; and provided, further that nothing herein shall be deemed to prevent a party hereto from responding to or complying with a subpoena or other legal process required by Law or submitting factual information in response to a request therefore by an applicable Governmental Authority. In addition, except as prohibited by Law, Parent,

Intermediate Corp and the Company shall each (i) promptly notify the other party of any communication to such party from any Governmental Authority relating to the approval or disapproval of the transactions contemplated hereby, and (ii) not participate in any meetings or substantive discussions with any Governmental Authority without offering the other party hereto a meaningful opportunity to participate in such meetings or discussions.

6.3 Access. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, the Company shall afford the Representatives of Parent, at Parent’s sole expense, reasonable access, at reasonable times during normal business hours with reasonable advance written notice, to the employees, premises, properties, books and records of the Company and its Subsidiaries as Parent may reasonably request; provided, that the Company shall not be required to (a) take any action that could unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries, or (b) disclose any source code, except to a mutually acceptable third party pursuant to a separate mutually acceptable written agreement between the parties hereto. The forgoing shall not require the Company to permit any inspection, or to disclose any information, that in the Company’s judgment is reasonably likely to result in the waiver of any attorney-client privilege, the disclosure of any trade secrets or other protected intellectual property of any third party, the contravention of any applicable Law, fiduciary duty or Contract, or the violation of any of their or its obligations with respect to confidentiality. All requests for information made pursuant to this Section 6.3 shall be directed by Parent to Xiaoying Zhong of Evercore Capital Partners, or such other Person as may be designated from time to time by the Company to receive such requests, and any such information received pursuant to this Section 6.3 shall be kept confidential and treated in accordance with the Confidentiality Agreement, the terms of which are incorporated herein by reference. None of Parent, Merger Sub, Intermediate Corp, or their respective Representatives shall at any time contact any customers of the Company without the prior written consent of the Company.

6.4 Alternative Transactions. The Company and its Subsidiaries agree that, from the date hereof to the earlier of the Closing Date or the termination of this Agreement, (a) they shall not, directly or indirectly, other than pursuant to the terms of this Agreement, (i) enter into any negotiations, discussions or agreements with any third parties, other than Parent, Merger Sub, Intermediate Corp and their Representatives, with respect to an Alternative Transaction, or (ii) solicit, accept, or approve any proposals or offers from any third parties, other than Parent, Intermediate Corp, Merger Sub and their Representatives, with respect to an Alternative Transaction, and (b) the Company shall, and shall cause its Affiliates and its and their respective directors, officers, employees, agents and other representatives to, (x) immediately cease and terminate any existing discussions, negotiations or communications with any Person (other than Parent, Intermediate Corp and their Affiliates) conducted heretofore or that may be ongoing with respect to any Alternative Transaction, and (y) not waive, terminate, modify or fail to enforce any provision of any confidentiality provisions to which the Company or any of its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary (other than with respect to Parent, Intermediate Corp and their Affiliates).

6.5 Employee Benefits.

(a) Parent and Intermediate Corp agree that each Employee who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing or who, as of the Closing, is receiving short-term or long-term disability or is on a part-time leave of absence (a “Continuing Employee”) shall be provided, for a period extending from the Closing until the earlier of the termination of such Continuing Employee’s employment with such any such entity or the first anniversary of the Closing Date, with base compensation, bonus opportunities (excluding equity-based compensation) and benefits that are no less favorable, in the aggregate, to the base compensation, bonus opportunities (excluding equity-based compensation) and benefits provided by the Company or any Subsidiaries of the Company to each such Continuing Employee immediately prior to the Closing Date.

(b) Parent and Intermediate Corp shall ensure that, as of the Closing Date, each Continuing Employee receives full credit for eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining future vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan, for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company or any of its Subsidiaries provides such past service credit under an applicable employee benefit plan) prior to the Closing Date under each of the comparable employee benefit plans, programs and policies of Parent, Intermediate Corp, the Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that no such service or recognition shall result in any duplication of benefits. As of the Closing Date, Parent and Intermediate Corp shall, or shall cause the Company or relevant Subsidiary to, credit to the Continuing Employees the amount of vacation time that such employees had accrued under any applicable Employee Benefit Plan as of the Closing Date. With respect to each group health plan maintained by Parent, Intermediate Corp, the Company or the relevant Subsidiary for the benefit of any Continuing Employees after the Closing Date, subject only to the required approval of the applicable insurance provider, if any (which Parent and Intermediate Corp shall use commercially reasonable efforts to obtain), Parent and Intermediate Corp shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan (to the extent waived or satisfied prior to Closing); and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the plan year that includes the Closing for purposes of applying deductibles, co-insurance and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, Intermediate Corp, the Company or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) Nothing in this Agreement (including this Section 6.5) shall (i) require Parent, Intermediate Corp, the Company or any of their Subsidiaries to continue to employ any particular Employee following the Closing Date, (ii) amend, or be deemed to amend or establish, any employee benefit plan, (iii) limit in any way Parent’s,

Intermediate Corp’s, the Company’s or any of their Affiliates’ ability to amend or terminate any Employee Benefit Plan at any time or (iv) confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

6.6 HSR Fees. Parent shall be responsible for any and all HSR Fees, and shall pay such fees upon such fees becoming due and payable.

6.7 Publicity. Any public announcement, whether by press release or otherwise, with respect to the existence or subject matter of this Agreement shall be mutually approved in writing in advance by Parent and the Company. Notwithstanding the foregoing, Parent may announce in a confidential manner the pendency of the transactions contemplated hereby to its Affiliates and each of its and their directors, officers, employees and to their limited partners and prospective limited partners in connection with fundraising and reporting activities.

6.8 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, the Company shall, and Parent and Intermediate Corp shall cause the Company to, indemnify and hold harmless the individuals who at any time prior to the Closing were directors or officers of the Company or any of its Subsidiaries (the “Indemnified D&O Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Closing as provided in the bylaws of the Company and the organizational documents of each of its Subsidiaries (in each case as in effect on the date hereof) to the fullest extent permitted by Law, and the Company shall, and Parent and Intermediate Corp shall cause the Company to, promptly advance expenses as incurred to the fullest extent permitted by Law.

(b) Immediately prior to the Closing the Company shall purchase, as a Company Transaction Expense, a “tail” insurance policy (the “Tail Policy”) of directors’ and officers’ liability insurance and fiduciary liability insurance with coverage substantially similar to the coverage historically maintained by the Company and its Subsidiaries for the Indemnified D&O Parties and any other employees, agents or other individuals] (collectively, the “Insured Parties”) otherwise covered by such insurance policies at any time prior to the Closing (the “Existing D&O Policies”) with respect to matters occurring at or prior to the Closing (including the transactions contemplated hereby) for a period of not less than six (6) years from the Closing (and without any gap in coverage) and provide written evidence to the board of directors of the Company prior to the Closing reasonably satisfactory to it that such Tail Policy will be in effect immediately after the Closing. The Company shall, and Parent and Intermediate Corp shall cause the Company to, maintain in effect the Tail Policy for not less than six (6) years from the Closing.

(c) This Section 6.8 is intended to benefit the Insured Parties and the Indemnified D&O Parties, and shall be binding on all successors and assigns of Parent, Intermediate Corp and the Company.

(d) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Company or its respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

6.9 Tax Matters.

(a) Tax Indemnity. From and after the Closing Date, the Parent Indemnified Parties shall be indemnified from and against any Damages attributable to (i) Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period, (ii) any Taxes with respect to any Pre-Closing Tax Period of any member of an affiliated, consolidated, unitary or combined group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) any Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee, successor, by contract (excluding contracts with respect to which Taxes are an ancillary matter) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) Taxes of the Company or any of its Subsidiaries, and Taxes of any other Person for which the Company or any of its Subsidiaries is liable as a transferee, successor, by contract (excluding contracts with respect to which Taxes are an ancillary matter), or pursuant to any Law, in each such case to the extent such Taxes are attributable to any action taken by the Company or any of its Subsidiaries on the Closing Date that is not contemplated by this Agreement and was not taken at the direction of any of the Parent Indemnified Parties; provided, however, the aggregate Damages resulting from any such Taxes for which indemnification is sought pursuant to this Section 6.9(a) exceeds $20,000 in each instance or aggregated instances arising out of substantially similar or related facts and circumstances; provided, further, that the Parent Indemnified Parties shall not be entitled to any indemnification under this Section 6.9(a) with respect to any Taxes required to be collected from customers or withheld from any payment to any employee, independent contractor, creditor, or other third party and paid over to a Tax Authority to the extent such Taxes were (A) collected by the Company or any of its Subsidiaries prior to the Closing Date and (B) held for remittance to the relevant Tax Authority as of the Closing Date. For purposes of clauses (i) and (ii) of this Section 6.9(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the day before the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts, or employment, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, receipts, or employment be deemed equal to the amount which would be payable if the relevant taxable period ended on the day before the Closing Date.

(b) Voluntary Disclosure. Notwithstanding any other provision of this Agreement to the contrary, Parent may, based on a good faith determination that such action is appropriate to reduce potential Tax liabilities of the Company and its Subsidiaries related to Pre-Closing Tax Periods, initiate requests for voluntary disclosure relief with one or more state or local Tax Authorities relating to Pre-Closing Tax Period sales and use (and any similar) Taxes in circumstances in which Parent determines that the Company or any of its Subsidiaries should collect and remit such Taxes with respect to jurisdictions in which the Company and its Subsidiaries has not historically, prior to the Closing Date, collected and remitted such Taxes; provided, however, no such action shall be permitted without (i) the Company Shareholders’ Representative’s prior written consent (not to be unreasonably withheld or conditioned), and (ii) if desired by the Company Shareholders’ Representative, including with the Company’s request any information supplied by the Company Shareholders’ Representative with respect to state and local income Taxes. Any liability of the Company or any of its Subsidiaries for Taxes arising as a result of actions taken by or at the direction of Parent pursuant to this Section 6.9(b) shall, for the avoidance of doubt, be subject to indemnification to the extent provided under Section 6.9(a).

(c) Pre-Closing Covenants. Prior to the Closing, (i) the Company shall not, and shall not permit any holder of Common Stock to, revoke, or take or allow any action that would result in the termination of, the Company’s election to be taxed as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (other than the Contribution or the transactions contemplated by this Agreement) and (ii) without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall (A) make or change any federal or other material Tax election, (B) change an annual Tax accounting period, (C) change any method of accounting for Tax purposes, (D) file any amended federal or other material Tax Return, (E) enter into any closing agreement with the Internal Revenue Service or any material closing agreement with any other Tax Authority, (F) surrender any right to claim a material Tax refund, or (G) except with respect to any automatic extension of time to file any Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be paid by Intermediate Corp. Intermediate Corp shall, at its own expense, timely file with the appropriate Tax Authority all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Intermediate Corp shall provide the Company Shareholders’ Representative with evidence satisfactory to the Company Shareholders’ Representative that such Transfer Taxes have been paid by Intermediate Corp.

(e) Tax Returns.

(i) The Company, at the direction of the Company Shareholders’ Representative, shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date. All such income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing such income Tax Returns, the Company Shareholders’ Representative shall deliver such income Tax Returns to Parent for its review, and the Company Shareholders’ Representative shall consider in good faith any comments received from Parent at least ten (10) days prior to the due date for filing such income Tax Returns.

(ii) Parent shall prepare or cause to be prepared all non-income Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period. All such non-income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing such non-income Tax Returns, Parent shall deliver copies of completed drafts of such Tax Returns to the Company Shareholders’ Representative, along with supporting workpapers, for her review, and Parent shall reflect in such non-income Tax Returns any reasonable comments not inconsistent with past practice received from the Company Shareholders’ Representative at least ten (10) days prior to the due date for filing such Tax Returns.

(iii) Parent and Intermediate Corp shall not amend (or cause to be amended) any Tax Return of the Company or its Subsidiaries relating to any Pre-Closing Tax Period or make (or cause to be made) any Tax election that has retroactive effect to any such period, in each case without the prior written consent of the Company Shareholders’ Representative (not to be unreasonably withheld, conditioned or delayed).

(f) Tax Contests.

(i) The Company Shareholders’ Representative and Parent shall give prompt notice to each other of any Tax Contest with respect to Taxes or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period.

(ii) The Company Shareholders’ Representative, Parent and Intermediate Corp shall cooperate with each other in the conduct of any Tax Contest with respect to Taxes or Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period and each may participate at its own expense; provided, that the Company Shareholders’ Representative may, at its election, control the conduct of any such Tax Contest for which any current or former shareholder of the Company may be liable for additional Tax, provided that, in the event the Company Shareholders’ Representative elects to control any such Tax Contest, the Company Shareholders’ Representative (i) shall keep Parent reasonably informed of all material developments that arise in connection with such Tax Contest, (ii) permit Parent to participate, at its own expense, in the conduct of such Tax Contest, and (iii) shall not settle any matter that arises in connection with such Tax Contest without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii) Notwithstanding any other provision of this Agreement to the contrary, Parent shall not settle any matter that arises in connection with an action described in Section 6.9(b) without the Company Shareholders’ Representative’s prior written consent.

(iv) In the event of any conflict or overlap between the provisions of this Section 6.9(f) and Section 10.2(c), this Section 6.9(f) shall control.

(g) Refunds. The Seller Indemnified Parties shall be entitled to the amount of any refund or credit of Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period, net of any cost (including incremental Taxes (e.g., federal income Tax on state Tax refunds) not otherwise subject to indemnification pursuant to Section 6.9(a)) to Parent and its Subsidiaries attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning on or after the Closing Date. Intermediate Corp shall pay, or cause to be paid, to the Seller Indemnified Parties any amount to which the Seller Indemnified Parties are entitled pursuant to the prior sentence within ten (10) days of the receipt or recognition of the applicable refund or credit by Parent or its Subsidiaries. To the extent requested by the Company Shareholders’ Representative, Parent and its Subsidiaries will reasonably cooperate with the Company Shareholders’ Representative in obtaining such refund or credit, including through the filing of amended Tax Returns or refund claims. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Tax Authority, the Seller Indemnified Parties agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Intermediate Corp.

(h) Tax Benefits. To the extent that Parent, Intermediate Corp, the Company, the Surviving Company or any of their Subsidiaries (or any of their successors) (collectively, the “Parent Entities”) has a deduction or net operating loss attributable to any payments of Option Merger Consideration in any taxable period ending after the Closing Date (a “Tax Benefit”), Intermediate Corp shall pay the Equity Holders the Tax Benefit Amount; provided, however, that in no event shall the aggregate amount of any payments under this Section 6.9(h) exceed Eight Million Dollars ($8,000,000); provided, further, that each Equity Holder shall be entitled to a portion of such payment based on the number of shares of Common Stock owned by such Equity Holder, or underlying such Equity Holder’s Options (whether or not vested), as of the day before the Closing Date. Any such payment will be paid within thirty (30) days of the filing of any relevant Tax Return reflecting the applicable Tax Benefit.

6.10 Books and Records.

(a) From and after the Closing, Parent, Intermediate Corp and the Company shall, and shall cause their respective Affiliates to, retain all books and records relating to the Company and/or its Subsidiaries and their businesses in a manner reasonably consistent with the prior practices of the Company and its Subsidiaries for a period of six (6) years after the Closing Date. In addition to the foregoing, from and after the Closing, Parent, Intermediate Corp and the Company shall, and shall cause their respective Affiliates to, afford to the current and former shareholders of the Company, the Option Holders, and their respective Representatives, during normal business hours and upon reasonable notice, reasonable access to the personnel, books, records and other data relating to the Company and/or its Subsidiaries, and the right to make copies and extracts therefrom (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates or against the Escrow Account, (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities or Tax Authorities, (iii) for Tax Contests, (iv) for accounting purposes and (v) for any other business purpose. The foregoing shall not require any party to permit any inspection, or to disclose any information, to the extent that such inspection or disclosure is reasonably likely to (x) result in the waiver of any attorney-client privilege, (y) violate applicable law or (z) violate in any material respect the terms of any agreement with a third party. Any information disclosed pursuant hereto must be kept confidential by the recipients of such information.

(b) The Company Shareholders and the Option Holders may retain (i) CD copies of the materials included on the Merrill Datasite or otherwise in connection with the Auction, and the transactions contemplated hereby, together with CD copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, drafts, valuations, investment banking presentations and bids received from other Persons in connection with the Auction, and the transactions contemplated hereby (which, to the extent in the possession of the Company and its Subsidiaries as of the Closing, shall be transferred by the Company and its Subsidiaries to the Company Shareholders’ Representative at the Closing or otherwise destroyed by the Company and its Subsidiaries at the Closing and no copy thereof shall be retained by the Company or any of its Subsidiaries from and after the Closing), and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Company Financial Statements.

6.11 Disclaimer Regarding Financial Data and Projections. In connection with Parent’s, Intermediate Corp’s and their respective Affiliates’ and Representatives’ investigation of the Company and its Subsidiaries, Parent, Intermediate Corp and such Affiliates and Representatives have received from the Company and its Representatives certain (a) financial data, (b) projections and other forecasts and (c) business plan information, in each case relating to the Company and its Subsidiaries. Parent and Intermediate Corp acknowledge that (i) there are uncertainties inherent in attempting to make any projections and other forecasts and plans, (ii) Parent and Intermediate Corp are familiar with such uncertainties, and (iii) Parent and Intermediate Corp are each taking full responsibility for making its own evaluation of the adequacy and, except as expressly set forth in ARTICLE IV, accuracy of all financial data, projections and other forecasts and plans so furnished to it. Accordingly, except as expressly set forth in ARTICLE IV, Parent and Intermediate Corp each agrees and acknowledges that (A) the Company has not made, and is not making, any representation or warranty with respect to such financial data, projections, forecasts or plans and (B) no Parent Indemnified Party shall have any claim against any Person with respect thereto.

6.12 Confidentiality. Parent and Intermediate Corp each acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Parent and Intermediate Corp, as well as their Affiliates and Representatives, pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.12 shall nonetheless continue in full force and effect.

6.13 Closing Date Disbursements and Calculation of Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a certificate executed on behalf of the Company by an executive officer thereof setting forth (a) the aggregate amount of the Company Transaction Expenses, (b) the Common Stock Closing Consideration, (c) Option Closing Consideration, (d) the Note Payment, and (e) the number of shares of Common Stock issued and outstanding, or issuable subject to Options, as of the Closing Date. Such certificate shall also include the account or accounts which any portion of the Closing Date Disbursements and other amounts payable hereunder (other than the Escrow Amount) shall be paid by Parent and Intermediate Corp pursuant to Section 2.4 hereof. At or prior to Closing, the Company shall provide Parent with documents which confirm that upon payment of the Company Transaction Expenses, each Person that is to be paid a Company Transaction Expense shall have been paid in full for all services rendered and expenses incurred, to or on behalf of the Company, on or prior to the Closing Date. In all cases, such certificate and documents shall, to the extent necessary, be updated by the Company on or prior to the Closing Date to reflect the actual amounts owed on such date.

ARTICLE VII

CONDITIONS TO PARENT’S, INTERMEDIATE CORP’S AND MERGER

SUB’S OBLIGATIONS

The obligation of Parent, Intermediate Corp and Merger Sub to consummate the transactions contemplated hereby, and to take the other actions to be taken by Parent at Closing, is subject to the fulfillment or waiver of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Company contained in ARTICLE IV shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the date of this Agreement (unless the inaccuracy or inaccuracies as of the date of this Agreement which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

7.2 Covenants. The Company shall have complied in all material respects with all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

7.3 Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby (each, a “Governmental Prohibition”).

7.4 HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

7.6 Company Closing Deliveries. The Company shall have delivered to Parent the following deliveries:

(a) a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that each of the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(b) a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the board resolutions adopted in connection with the transactions contemplated hereby;

(c) a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder; and

(d) a duly completed and executed affidavit, issued pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of Common Stock are not United States real property interests within the meaning of Section 897(c) of the Code.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby, and to take the other actions to be taken by the Company at the Closing, is subject to the fulfillment or waiver of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Parent, Intermediate Corp and Merger Sub contained in ARTICLE V shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement (unless the inaccuracy or inaccuracies as of the date of this Agreement which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date).

8.2 Covenants. Parent, Intermediate Corp and Merger Sub shall have complied in all material respects with all of its covenants and obligations required to be performed by Parent, Intermediate Corp or Merger Sub under this Agreement at or prior to the Closing.

8.3 Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

8.4 HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired.

8.5 Parent’s Closing Deliveries. Parent shall have delivered to the Company (or, with respect to Section 8.5(d), as specified in Section 2.4) the following deliveries:

(a) a certificate, dated as of the Closing Date and signed by an executive officer of each of Parent, Intermediate Corp and Merger Sub, certifying that each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(b) a certificate, dated as of the Closing Date and signed by an executive officer of each of Parent, Intermediate Corp and Merger Sub, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent, Intermediate Corp and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the board resolutions adopted in connection with the transactions contemplated hereby;

(c) a certificate, dated as of the Closing Date and signed by an executive officer of each of Parent, Intermediate Corp and Merger Sub, certifying the names and signatures of the officers of Parent, Intermediate Corp and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder; and

(d) all payments specified in Section 2.4, by wire transfer in immediately available funds, to the parties, in the amounts and otherwise in accordance with Section 2.4.

ARTICLE IX

TERMINATION

9.1 Generally. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent, on the one hand, and the Company, on the other hand,

(b) by either Parent or the Company, upon written notice to the other, if the Closing shall not have occurred on or before November 9, 2013 (or such other date as may have been agreed upon in writing by Parent and the Company, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date, and provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Parent if the condition to the Company’s obligations to effect the Merger set forth in Section 8.4 has not been satisfied for any reason;

(c) by Parent, upon written notice to the Company, if the Company is in breach of this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.1 or 7.2 and (i) if such breach can be cured, the Company has failed to cure such breach within thirty (30) days of the receipt by the Company of written notice of such breach from Parent or (ii) if such breach can be cured but cannot reasonably be cured by the Company within such thirty (30) day period, the Company has failed to commence the curing of such breach within such thirty (30) day period and thereafter has failed to use its reasonable best efforts to cure such breach as promptly as practicable;

(d) by the Company, upon written notice to Parent, if Parent, Intermediate Corp or Merger Sub is in breach of this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.1 or 8.2 and (i) if such breach can be cured, Parent, Intermediate Corp or Merger Sub, as applicable, has failed to cure such breach within thirty (30) days of the receipt by Parent of written notice of such breach from the Company or (ii) if such breach can be cured but cannot reasonably be cured by Parent, Intermediate Corp or Merger Sub, as applicable, within such thirty (30) day period, Parent, Intermediate Corp or Merger Sub, as applicable, has failed to commence the curing of such breach within such thirty (30) day period and thereafter has failed to use its reasonable best efforts to cure such breach as promptly as practicable; or

(e) by either Parent or the Company, upon written notice to the other, if the conditions to the respective obligations of the parties hereto pursuant to Sections 7.4 and 8.4, as applicable, to effect the Merger cannot be satisfied because, notwithstanding the compliance with Section 6.2 by Parent and its Affiliates, a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and such Governmental Prohibition shall have become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise permanently prohibiting the Merger; provided, that this Section 9.1(e) shall not permit a party to terminate this Agreement if such party is in breach of or default under this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement and the transactions contemplated hereby as provided in Section 9.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of either party hereto except (a) that the obligations in Section 6.7 (Publicity), Section 6.12 (Confidentiality) and ARTICLE XI (Miscellaneous), and the applicable definitions set forth in this Agreement, shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party hereto from liability for any breach by such party of the terms and provisions of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival. Except for the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability; Ownership of Shares), 4.3 (Non-Contravention), 4.5 (Capitalization; Subsidiaries), 4.15 (Taxes), and 4.20 (Brokers and Finders) (the “Fundamental Representations”), which shall survive until thirty (30) days after expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof agreed to by Parent and the Company Shareholders’ Representative), each representation, warranty, covenant and agreement contained in this Agreement shall survive the Closing and continue in full force and effect until the Escrow Release Date, on which date such representations, warranties, covenants and agreements shall expire automatically; provided, that any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this ARTICLE X, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 to the extent notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Agreement to the party against whom such indemnity may be sought under this Agreement prior to such time. Upon or after the expiration of a representation, warranty, covenant or agreement, no claim or Proceeding may be initiated by any Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply. Notwithstanding the foregoing, covenants and agreements of Parent, Intermediate Corp and the Surviving Corporation to be performed after the Escrow Release Date shall not expire on such date but continue in full force and effect in accordance with their terms.

10.2 Indemnification. Subject to Sections 10.1 and 10.3:

(a) By the Equity Holders. From and after the Closing Date, Parent, Intermediate Corp and their successors and permitted assigns and each of the foregoing’s respective directors, officers, managers, employees and agents (Parent, Intermediate Corp and such other Persons, collectively, the “Parent Indemnified Parties”) shall be indemnified from the Escrow Account and by the Equity Holders from and against, without duplication, (i) Damages actually incurred by the Parent Indemnified Parties resulting from the breach of any representation or warranty made by the Company under ARTICLE IV, (ii) Damages actually incurred by the Parent Indemnified Parties resulting from the breach of any covenant or agreement herein to be performed at or prior to the Closing by the Company; (iii) any Company Indebtedness or Company Transaction Expenses (to the extent not included in the Closing Date Disbursements or reflected in the calculation of the Closing Adjustment); or (iv) any Dissenters Costs; provided, that the aggregate Damages resulting from any breach set forth in clause (i) above exceeds $20,000 in each instance or aggregated instances arising out of substantially similar or related facts and circumstances.

(b) By Parent and Intermediate Corp. From and after the Closing, Parent, Intermediate Corp and the Surviving Corporation shall indemnify, save and hold harmless the Company Shareholders, Option Holders and their respective successors and permitted assigns and each of the foregoing’s respective directors, officers, managers employees and agents (the Company Shareholders, Option Holders and such other Persons, collectively, the “Seller Indemnified Parties”) from and against Damages incurred by Seller Indemnified Parties arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Parent, Intermediate Corp or Merger Sub in ARTICLE V, or (ii) the breach of any covenant or agreement herein to be performed by Parent, Intermediate Corp or Merger Sub, or the breach of any covenant or agreement herein to be performed by the Company after the Closing; provided, that the aggregate Damages arising out of or resulting from any breach set forth in clause (i) above exceeds $20,000 in each instance or aggregated instances arising out of substantially similar or related facts and circumstances.

(c) Procedure. Any party seeking indemnification under Section 6.9 or this Section 10.2 (an “Indemnified Party”) shall give to the party or parties from whom indemnification is being sought (an “Indemnifying Party”) written notice promptly after becoming aware of any fact, condition or event for which indemnification might be sought under Section 6.9 or this Section 10.2, which written notice shall (i) specify in reasonable detail all relevant facts, conditions and events; (ii) identify the specific provisions of this Agreement which give rise to such indemnification right; (iii) include a good-faith estimate of the amount of Damages for which the Indemnified Party is seeking indemnification from the Indemnifying Party, calculated in accordance with Section 10.3, and (iv) include copies of all written evidence thereof and third party correspondence related thereto; provided, that in the case of an Indemnified Party that is a Parent Indemnified Party, “Indemnifying Party” shall be deemed to mean the Company Shareholders’ Representative in its capacity as the Company Shareholders’ Representative, and in the case of an Indemnifying Party that is Parent, Intermediate Corp or the Surviving Corporation, “Indemnified Party” shall be deemed to mean the Company Shareholders’ Representative in its capacity as the Company Shareholders’

Representative. The liability of an Indemnifying Party under Section 6.9 or this Section 10.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in Section 6.9 or this Section 10.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: If an Indemnified Party shall receive notice or otherwise learn of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) Business Days of the receipt by the Indemnified Party of such notice or awareness; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 6.9 or this Section 10.2, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel of the Indemnifying Party’s choice; provided, however, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party (1) to the extent the claim for indemnification is in connection with any criminal proceeding, action, indictment, allegation or investigation against or targeting the Indemnified Party; (2) if the claim is a motion for a temporary restraining order or preliminary injunction against the Indemnified Party; (3) there exists a material conflict of interest (other than one of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party; (4) the claim is solely against the Escrow Account, and the Indemnified Party reasonably believes that the maximum amount that the Indemnified Party could then recover under the applicable provisions of this ARTICLE X would be less than thirty percent (30%) of the Damages relating to the claim; or (5) upon petition by the Indemnified Party, the court with applicable jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. In the event the Indemnifying Party exercises its right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (B) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Indemnified Party shall settle or compromise any Third Party Claim, without the written consent of the Indemnifying Party in its sole and absolute discretion.

(d) Definition of Damages. The term “Damages” means any and all costs, losses, liabilities, Taxes, obligations, damages, settlements, and expenses, including reasonable attorneys’ fees. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY,

NO INDEMNIFYING PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY INDEMNIFIED PARTY HERETO FOR PUNITIVE OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT PAID OR REQUIRED TO BE PAID TO A THIRD PARTY. For purposes of determining the amount of Damages recoverable by an Indemnified Party (as defined below), the representations, warranties, covenants and other agreements set forth in this Agreement shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect,” “Material Adverse Effect” or similar words were omitted from the text of such representations, warranties, covenants and agreements.

(e) Payment for indemnification obligations arising under Section 6.9 or this Section 10.2 shall be subject to the limitations set forth in Section 10.3.

10.3 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) no amount shall be payable pursuant to Section 10.2(a)(i) (other than with respect to Fundamental Representations) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(a)(i) exceeds Two Million Dollars ($2,000,000), and then only for the amount by which such Damages exceed such threshold amount;

(b) no amount shall be payable pursuant to Section 10.2(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(b)(i) exceeds Two Million Dollars ($2,000,000), and then only for the amount by which such Damages exceed such threshold amount;

(c) all amounts payable to the Parent Indemnified Parties pursuant to Section 6.9 and Section 10.2(a) shall first be paid out of the available Escrow Amount and after the Escrow Amount is exhausted, shall be paid by the Equity Holders, on a several (and not joint) basis (in accordance with each Equity Holder’s respective Pro Rata Share) and in accordance with the limitations contained herein;

(d) the maximum aggregate amount of Damages for which indemnity may be recovered by the Parent Indemnified Parties from the Equity Holders pursuant to Section 10.2(a) (other than with respect to Fundamental Representations) shall be Ten Million Dollars ($10,000,000);

(e) in no event shall any Equity Holder’s aggregate liability pursuant to this Agreement exceed such Equity Holder’s Pro Rata Share of the Aggregate Closing Consideration;

(f) the maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Parent and Intermediate Corp pursuant to Section 10.2(b) (other than respect to Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability), 5.3 (Non-Contravention), 5.6 (Brokers and Finders), 5.7 (No Financing Condition)) shall be Ten Million Dollars ($10,000,000);

(g) the amount of any Damages claimed by any Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually received by such Indemnified Party (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Indemnified Party shall remit the amount of such reductions to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party to Indemnified Party with respect to such Damages) less the costs incurred to collect such amounts and less the amount of any actual premium increases directly resulting therefrom;

(h) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(i) in determining the amount of indemnification due under this Agreement, all payments shall be reduced by any Tax benefit realized by the Indemnified Party on account of the underlying claim in the taxable period in which the Damages attributable to such underlying claims were incurred, and in computing the amount of any such Tax benefit, any item of loss, deduction or credit resulting from such underlying claim shall be treated as the last marginal item of loss, deduction or credit recognized by the Indemnified Party;

(j) if an Indemnified Party recovers Damages from an Indemnifying Party under this Agreement, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, with respect to such recovered Damages, and the Indemnified Party shall reasonably cooperate in connection therewith; and

(k) in no event shall the amount of any Damages for which indemnity may be recovered by the Parent Indemnified Parties pursuant to this Agreement include any costs or expenses of advisors retained to develop any strategy for or prepare or assist with any analysis of sales and use tax matters, including in connection with preparing for or bringing actions of the type described in Section 6.9(b).

10.4 Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy relating to the Business, the Company, this Agreement, the transactions contemplated hereby or the subject matter of this Agreement (other than claims for or in the nature of fraud) shall be pursuant to the indemnification provisions of this ARTICLE X or in Section 6.9 and, in the case of the Parent Indemnified Parties, shall be to collect any amounts in the Escrow Account or, solely in the case of breaches of Fundamental Representations or claims for indemnification under Section 6.9, as otherwise set forth in this ARTICLE X or in Section 6.9. In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing, to the fullest extent permitted by Law, any and all other rights, claims and causes of action it may have against each other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective shareholders, option holders, members, partners, directors, managers, officers, employees and agents relating to the Business, the Company, the transactions contemplated hereby or the subject matter of this Agreement (other than claims for fraud).

10.5 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it may claim indemnification under this ARTICLE X. To the extent that the operations of the Company and its Subsidiaries after the Closing (excluding the filing of any Tax Return (other than any amended Tax Return to which Section 6.9(e)(iii) applies), payment of any Taxes, collection of Taxes from any customer, or withholding of any Taxes from any employee, independent contractor, creditor or other third party, that, in each case, is required by applicable Law) are determined by a court of competent jurisdiction to have contributed to or aggravated any Damages as to which indemnification is available under this ARTICLE X, the court shall ascertain the amount, if any, by which such operations have contributed to or aggravated any such Damages and may reduce the indemnification obligation under Section 10.2(a) by such amount.

10.6 Adjustment to Purchase Price. For Tax purposes, all indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Total Purchase Price received hereunder and shall be treated as such by Parent, Intermediate Corp and the Company Shareholders and Option Holders on their Tax Returns to the extent permitted by Law.

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances. Without limitation of Section 6.2, each party hereto shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.2 Notices. All notices, requests, instructions, claims, demands, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered (or, if delivery is refused, upon presentment) by hand or by internationally recognized courier service with delivery confirmation such as Federal Express, or (b) upon receipt by facsimile transmission (with confirmation), or (c) upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Parent, Intermediate Corp, Merger Sub or the Surviving Corporation:

c/o Silver Lake Sumeru

2775 Sand Hill Road

Menlo Park, California 94025

Facsimile: ###

Attention: Hollie Moore Haynes

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94025

Facsimile: ###

Attention: Adam D. Phillips

If to the Company or the Company Shareholders’ Representative:

BlackLine Systems, Inc.

21300 Victory Blvd.

12th Floor Woodland Hills, CA 91367

Facsimile: N/A

Attention: Therese Tucker

With a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071-1560

Facsimile: ###

Attention: Mary Ann Todd

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above (provided, that any notice of any change of address shall be effective only upon receipt thereof).

11.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Company Disclosure Schedules, the Confidentiality Agreement, and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, member, partner, director, officer, manager, employee, agent, Affiliate or representative of any party hereto.

11.4 Enforcement. The parties hereto agree that prior to the Closing, irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) or were otherwise breached or violated by the parties hereto. The parties hereto agree and acknowledge that prior to the Closing, each of the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by another party hereto and to enforce specifically the terms and provisions hereof against the other parties hereto, in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees and acknowledges that such party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party hereto shall be required to provide any bond or other security.

11.5 Transaction Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees and expenses of its own counsel, accountants and other experts; provided, however, that Parent shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under HSR Act.

11.6 No Right of Set-Off. Each of Parent and Intermediate Corp, for itself and for its Affiliates, successors and permitted assigns, including Merger Sub, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Parent, Intermediate Corp or any of their Affiliates, successors and permitted assigns, including Merger Sub, has or may have with respect to any payment to be made by Parent or Intermediate Corp pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by Parent or Intermediate Corp in connection herewith.

11.7 Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed by each of the parties hereto, including the Company Shareholders’ Representative.

11.8 Assignments; No Third Party Rights.

(a) Except as provided in ARTICLE III (Conversion of Common Stock), Section 6.5 (Employee Benefits), Section 6.8 (Directors’ and Officers’ Indemnification), Section 6.10 (Books and Records) and ARTICLE X (Indemnification), no party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that Parent, Intermediate Corp and the Surviving Corporation may assign their rights, interests and obligations to a purchaser of any such entity.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

11.9 Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties hereto are cumulative and not alternative.

11.10 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

11.11 Governing Law; Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of California or any California state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party.

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.13 Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

11.14 Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.15 Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.16 Counterparts. This Agreement may be executed (including by facsimile transmission or by e-mail of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile, e-mail or other means of electronic transmission shall constitute execution by such signatory.

11.17 Company Shareholders’ Representative.

(a) Therese Tucker is hereby appointed as agent and attorney-in-fact for and on behalf of each of the holders of Common Stock and the Option Holders (the “Company Shareholders’ Representative”), to give and receive notices, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement, the Escrow Agreement and the Paying Agent Agreement and to comply with orders of courts and determinations and awards with respect to claims, to amend, modify and waive any provision under this Agreement, the Escrow Agreement and the Paying Agent Agreement, and to take all actions necessary or appropriate in the judgment of the Company Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the consent of a majority-in-interest of the holders of Common Stock and Options from time to time upon not less than thirty (30) calendar days’ prior written notice to Parent. Any vacancy in the position of Company Shareholders’ Representative shall be filled by a majority-in-interest of the holders of Common Stock and Options. The Company Shareholders’ Representative may resign upon thirty (30) calendar days’ prior written notice to Parent provided that no such resignation shall become effective until the appointment of a successor Company Shareholders’ Representative. No bond shall be required of the Company Shareholders’ Representative, and the Company Shareholders’ Representative shall not receive compensation for her services. Notices or communications to or from the Company Shareholders’ Representative shall constitute notice to or from each holder of Common Stock and each Option Holder.

(b) The Company Shareholders’ Representative shall not have any liability for any Damages to any holder of Common Stock or any Option Holder for any action taken or suffered or omitted to be taken by her hereunder as Company Shareholders’ Representative, except as caused by the Company Shareholder Representative’s gross negligence or willful misconduct. The Company Shareholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel and the Company Shareholders’ Representative shall not be liable to any holder of Common Stock or any Option Holder for anything done, omitted or suffered by the Company Shareholders’ Representative based on such advice. The Company Shareholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, the Escrow Agreement and the Paying Agent Agreement, and no implied covenants or obligations shall be read into this Agreement against the Company Shareholders’ Representative.

(c) A decision, act, consent or instruction of the Company Shareholders’ Representative shall be deemed to have been taken or given on behalf of all holders of Common Stock and Option Holders and shall be final, binding and conclusive upon all holders of Common Stock and Option Holders, and Parent and Intermediate Corp may rely upon any such decision, act, consent or instruction of the Company Shareholders’ Representative as being the decision, act, consent or instruction of, and binding on, each holder of Common Stock and each Option Holder. Parent, Intermediate Corp, the Company and their respective Representatives are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Shareholders’ Representative.

11.18 Conflicts of Interest; Waiver; Assignment. Parent and Intermediate Corp hereby acknowledge, agree and expressly consent, on behalf of themselves and all other Parent Indemnified Parties, that, notwithstanding the prior, present and/or future representation of the Company by Munger, Tolles & Olson LLP and individual lawyers currently at such firm, with respect to any negotiation, dispute or other proceeding that may arise between Parent, Intermediate Corp or any other Parent Indemnified Party or the Surviving Company, on the one hand, and any of the Equity Holders and/or the Company Shareholders’ Representative, on the other hand, whether concerning this Agreement or any other matter (hereinafter a “Future Proceeding”), the Company Shareholders’ Representative and any Equity Holder may be represented in such Future Proceeding by Munger, Tolles & Olson LLP and any one or more of such individual lawyers, and Parent, Intermediate Corp and the Surviving Company expressly waive any and all rights to assert any conflict of interest on the part of Munger, Tolles & Olson LLP or any of such individual lawyers with respect to such representation. In addition, Parent and Intermediate Corp, on behalf of themselves, the Surviving Company and any other Parent Indemnified Parties, hereby acknowledge and agree that, immediately prior to the Effective Time, all rights to Munger, Tolles & Olson LLP’s files and work product with respect to its representation of the Company in connection with the Auction shall be assigned to, and become the sole property of, the Company Shareholders’ Representative, who shall control all rights with respect to the attorney-client privilege contained therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SLS BREEZE HOLDINGS, INC.

By:	/s/ Hollie Moore Haynes

Name:	Hollie Moore Haynes
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SLS BREEZE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Hollie Moore Haynes

Name:	Hollie Moore Haynes
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SLS BREEZE MERGER SUB, INC.

By:	/s/ Hollie Moore Haynes

Name:	Hollie Moore Haynes
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

BLACKLINE SYSTEMS, INC.

By:	/s/ Therese Tucker
Name:	Therese Tucker
Title:	CEO

Signature Page to Agreement and Plan of Merger

Acknowledged and agreed, as of the date first above written, solely with respect to the Company Shareholders’ Representative’s rights and obligations set forth herein under Sections 6.9, 6.10(b), 10.2, 10.3, 11.7, 11.17 and the related definitions and solely in her capacity as the Company Shareholders’ Representative:

/s/ Therese Tucker
Therese Tucker

Signature page to Agreement and Plan of Merger